Exhibit 19.1

CERVOMED INC.

AMENDED AND RESTATED INSIDER TRADING POLICY

CervoMed Inc. has adopted the attached policy prohibiting directors, officers, employees and consultants (and their immediate family members, other household members and controlled entities) from trading in securities of CervoMed, and in certain cases, the securities of other companies, while in possession of undisclosed material information, and disclosing confidential information about CervoMed. This notice briefly summarizes these prohibitions, which all CervoMed personnel must follow.

Prohibition Against Trading on Undisclosed Material Information. If you are aware of material information relating to CervoMed which has not yet been available to the public for at least two full trading days, you are prohibited from trading in CervoMed securities (except pursuant to a previously approved Rule 10b5-1 plan as described in the policy) or directly or indirectly disclosing such information to any other person so that they may trade in CervoMed securities. Similarly, you may not trade in the securities of any other company about which you have obtained undisclosed material information through CervoMed. It is difficult to describe exhaustively what constitutes “material” information, but you should assume that any information, positive or negative, which might be significant to an investor in determining whether to purchase, sell or hold CervoMed securities would be material.

Confidentiality. CervoMed could face serious problems if unauthorized internal information is disclosed about CervoMed or any company with which CervoMed does business, whether or not for the purpose of facilitating improper trading in securities. CervoMed personnel should not discuss internal CervoMed matters or information regarding any company with which CervoMed does business with anyone outside of CervoMed (including family members), except as required in the performance of regular corporate duties. This prohibition applies specifically (but not exclusively) to inquiries which may be made by the media, analysts or others in the financial community or anonymously over the Internet. It is important that all such communications on behalf of CervoMed be through an appropriately designated officer under carefully controlled circumstances. If you receive any inquiries of this nature you should decline comment and refer the inquirer to the Chief Executive Officer or Chief Financial Officer, of CervoMed. Your obligations under this policy are in addition to your obligations under other CervoMed policies and procedures and any other agreements you may have with the company relating to confidentiality and non-disclosure of information.

In order to avoid any inadvertent violations of the insider trading laws, the attached insider trading policy requires all directors and officers to pre-clear any transaction in CervoMed securities with CervoMed’s Chief Financial Officer. If you have any questions about the policy or your responsibilities under the policy, please contact CervoMed’s Chief Financial Officer before you act. CervoMed expects the strictest compliance with the policy by all personnel at every level. Failure to observe the policy may result in serious legal difficulties for you, as well as CervoMed. CervoMed considers any failure to follow the letter and spirit of the policy to be a matter of extreme seriousness, which could result in significant consequences, including termination of employment or other service relationship with CervoMed.

CERVOMED INC. INSIDER TRADING POLICY

PURPOSE

The purpose of this policy is to protect confidential and proprietary information of CervoMed Inc. and its subsidiaries (collectively, “CervoMed”) from unauthorized disclosure and to prevent trading in CervoMed’s securities by directors, officers, employees and consultants of CervoMed, and their immediate family members, other household members and controlled entities, while they are in possession of material non-public information concerning CervoMed. Federal securities laws governing “insider trading” are strictly enforced and violations of these laws could result in severe penalties for violators and CervoMed. Even a Securities and Exchange Commission (“SEC”) investigation that does not result in prosecution could tarnish one’s reputation and irreparably damage a career. CervoMed considers any failure to follow the letter and spirit of this policy to be a matter of extreme seriousness, which could result in significant consequences, including termination of employment or other service relationship with CervoMed. CervoMed is adopting this policy to avoid even the appearance of improper conduct on the part of anyone employed by or associated with CervoMed.

POLICY

Confidentiality. Unauthorized disclosure of information about CervoMed or any company with which CervoMed does business, whether or not for the purpose of facilitating improper trading in securities, could cause CervoMed serious problems. The timing and nature of CervoMed’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, CervoMed and its management. CervoMed personnel must not discuss internal company matters or developments or information about any company with which CervoMed does business with any person outside of CervoMed, except as required in the performance of regular corporate duties. This prohibition applies specifically (but not exclusively) to inquiries that may be made by the media, analysts, potential investors or others in the financial community or anonymously over the Internet. It is important that all such communications on behalf of CervoMed be through an appropriately designated officer. If you receive any inquiries of this nature, you should decline comment and refer the inquirer to the Chief Executive Officer or Chief Financial Officer of CervoMed. Your obligations under this policy are in addition to your obligations under other CervoMed policies and procedures and any other agreements you may have with the company relating to confidentiality and non-disclosure of information.

Insider Trading. It is the policy of CervoMed that directors, officers, employees and consultants of CervoMed and their immediate family members, other household members and any entities of which such individuals control, must not:

1.

Engage in transactions in any securities of CervoMed at any time while in possession of material non-public information about CervoMed, unless the transaction occurs under a Rule 10b5-1 plan that CervoMed’s Compliance Officer (as defined below) has previously approved or is otherwise excepted under the terms of this policy. For purposes of this policy, securities of CervoMed includes common stock, options to purchase common stock, warrants to purchase common stock, or any other type of securities that CervoMed may issue, including preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by CervoMed, such as exchange-traded put or call options or swaps relating to CervoMed securities.

2.	Recommend the purchase or sale of any CervoMed securities.

3.

Trade any securities issued by any other company about which that director, officer, employee or consultant, or any of their immediate family members, other household members or controlled entities, has obtained material non-public information through his or her relationship with CervoMed (such as information regarding purchases or sales of businesses or information obtained during the negotiation or implementation of major contracts).

4.

Disclose any material non-public information about CervoMed to any person whose job does not require such person to have that information or outside of CervoMed to other persons (including members of one’s immediate family), unless such disclosure is authorized by the Chief Executive Officer or Chief Financial Officer of CervoMed.

Internet. CervoMed personnel must not disclose or discuss any information about CervoMed over the Internet with any person outside of CervoMed, except as required in the performance of regular corporate duties. CervoMed personnel must not participate in discussions regarding, or post any information about, CervoMed on any chat room, bulletin board or newsgroup on the Internet, even if such participation is solely for the purpose of attempting to defend CervoMed against false or misleading information. CervoMed personnel must contact immediately the Chief Executive Officer or Chief Financial Officer of CervoMed if such personnel becomes aware of any information regarding CervoMed being discussed or posted on chat rooms or anywhere on the Internet, so that CervoMed’s officers can decide how to appropriately respond, if at all.

DEFINITIONS

Material Information. Information should be considered “material” if a reasonable person would consider that information important in making a decision to buy, sell or hold securities of CervoMed (or of any other company, as the case may be), or if it would reasonably be expected to affect the market price of such securities.

Examples of information that frequently will be regarded as material are:

●	actual or projected earnings or losses or other significant financial information or financial guidance or changes to such information;

●	earnings or losses or other financial information inconsistent with the consensus expectations of the investment community;

●	news of a pending or proposed merger, acquisition or tender offer or an acquisition or disposition of significant assets, subsidiary or business unit;

●	a change in executive management;

●	certain changes in securities, such as a change in dividend policy, the declaration of a stock split, the repurchase of shares or the offering of additional securities;

●	bank borrowings or other financing transactions out of the ordinary course of business;

●	impending bankruptcy or financial liquidity problems;

●	a change in auditors or notification that the auditor’s reports may no longer be relied upon;

●	progress with respect to clinical trials or significant positive or negative clinical trial results or regulatory developments with respect to proposed product candidates;

●	significant regulatory developments with respect to significant proposed product candidates;

●	significant new products or discoveries;

●	commencement of or developments in significant litigation involving the company;

●	new major contracts, orders, suppliers, customers or finance sources, or the loss thereof; and

●	significant related party transactions.

Either positive or negative information may be material. The list above is merely illustrative and not exhaustive. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided.

Non-Public Information. Information should be considered non-public if it is not generally known or available to the public. Material information does not necessarily lose its “non-public” status as soon as a press release is issued or an SEC filing is made disclosing the information. Information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb the information fully. It is the policy of CervoMed to consider information as non-public until the end of the second full trading day after the information is first released to the public by means of a press release or a filing with the SEC.

PROCEDURES

To assist CervoMed in assuring compliance with this policy and laws prohibiting trading in securities while in possession of material non-public information, the following procedures are established:

1.

Pre-Clearance Procedures. To provide assistance in preventing inadvertent insider trading and violations under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and avoiding even the appearance of an improper transaction (which could result, for example, when a director or officer engages in a trade while unaware of a pending major development), all transactions in CervoMed securities by directors, officers and employees, their respective immediate family members, other household members and controlled entities, and any other individual or entity listed on Exhibit B hereto (which shall be updated from time to time by CervoMed’s Compliance Officer) are required to be pre-cleared by CervoMed’s Compliance Officer, except for transactions made pursuant to a Rule 10b5-1 plan that has been pre-approved by the Compliance Officer. Clearance of a trade is generally valid for 48 hours, unless otherwise specified or earlier revoked. If the trade order is not placed within that 48-hour period, clearance of the trade should be re-requested. If clearance is denied, the person requesting such clearance must keep the denial confidential.

2.

Quarterly Black-Out Periods. All directors, officers and other employees or consultants, including members of CervoMed’s scientific advisory board, whose duties or services with the company bring them into contact on a regular basis with confidential or proprietary information regarding CervoMed, and their immediate family members, other household members and controlled entities, and any other individual or entity listed on Exhibit B hereto are prohibited from trading any CervoMed securities from (a) the 15th day of the last month in each of the first three quarters in CervoMed’s fiscal year (i.e., the 15th day of March, June and September) until the end of the first full trading day after the earnings release for that quarter and (b) from December 15th until the end of the first full trading day after the year-end earnings release. Under certain limited circumstances, a person subject to this restriction may be permitted to trade during a quarterly black-out period, but only if the Compliance Officer concludes that the person does not in fact possess material non- public information. Persons wishing to trade during a quarterly black-out period must contact the Compliance Officer for approval at least two business days in advance of any proposed transaction involving CervoMed securities. Even if a quarterly black-out period is not in effect, you may not effect transactions in CervoMed securities if you are aware of material non-public information.

3.

Event-Specific Blackout Periods. Directors, officers and other employees or consultants whose duties or services with the company bring them into contact with confidential or proprietary information regarding CervoMed, and their immediate family members, other household members and controlled entities, and any other individual or entity listed on Exhibit B hereto, may be prohibited from trading any securities of CervoMed during certain time periods in which the Compliance Officer has determined, after consultation with counsel (if necessary), that trading by such individuals should not take place since such individuals possess at that time information that could reasonably be determined to be material and non-public. CervoMed will notify you individually if you are subject to this requirement and will notify you of any such special event-specific blackout period. Any person made aware of the existence of an event-specific blackout period should not disclose the existence of the blackout to any other person. The failure of the Compliance Officer to designate a person as being subject to an event-specific blackout period will not relieve that person of the obligation not to trade while aware of material non-public information. Even if an event-specific blackout period is not in effect, you may not effect transactions in CervoMed securities if you are aware of material non-public information.

4.

Short-Term Trading. Short-term trading of securities creates an appearance of impropriety and may unduly focus personnel on a company’s short-term stock market performance instead of the company’s long-term business objectives. For these reasons, CervoMed personnel who purchase CervoMed securities in the open market may not sell any CervoMed securities of the same class during the six months following the purchase, nor may CervoMed personnel purchase CervoMed securities for six months following a sale. This prohibition applies only to purchases in the open market, and not to stock option exercises or other employee benefit plan acquisitions or other transactions to which Section 16 of the Exchange Act does not apply. In addition, Section 16 of the Exchange Act imposes reporting requirements and trading restrictions on directors, executive officers and individuals who own ten percent or more of a class of CervoMed equity securities. Section 16 of the Exchange Act requires them to file reports with the SEC of transactions and holdings involving CervoMed equity securities and disgorge to CervoMed any profits realized on “short- swing transactions” (i.e., any purchase and sale, or sale and purchase, of securities within a period of less than six months); and refrain from engaging in short sales of CervoMed securities.

5.

Short Sales. Short sales of securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in a company and its short-term prospects. In addition, short sales may reduce the seller’s incentive to seek to improve the company’s performance. For these reasons, short sales of CervoMed securities by CervoMed personnel are strictly prohibited. In addition, Section 16(c) of the Exchange Act prohibits CervoMed’s directors and executive officers from engaging in short sales.

6.

Publicly Traded Options. A transaction in options is, in effect, a bet on the short- term movement of a company’s stock price and therefore creates the appearance that a person is trading based on material non-public information. Transactions in options also may focus the attention of company personnel on short-term performance at the expense of the company’s long-term objectives. Accordingly, transactions by CervoMed personnel in puts, calls or other derivative securities, on an exchange or in any other organized market, are strictly prohibited.

7.

Hedging and Monetization Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit company personnel to own securities obtained through employee benefit plans or otherwise but without the full risks and rewards of ownership. When that occurs, the company personnel may no longer have the same objectives as the company’s other stockholders. Therefore, CervoMed personnel are strictly prohibited from engaging in hedging or monetization transactions.

8.

Margin Accounts and Pledging Transactions. Holding securities in a margin account and pledging securities can lead to inadvertent insider trading violations and unfavorable publicity for a company if sales are made by the broker or lender when an individual that possesses material non-public information fails to meet a margin call or defaults on a loan. Such transactions also can result in violations under Section 16 of the Exchange Act. Therefore, CervoMed personnel are prohibited from holding CervoMed securities in a margin account and engaging in significant pledging transactions. Any CervoMed personnel wishing to pledge, in an insignificant manner, any CervoMed securities and who has a compelling reason for the pledge and is able to demonstrate the financial capacity to repay the loan without resort to the pledged securities, must submit the proposed transaction for prior approval by the Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a compelling justification for the proposed transaction.

9.

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under an approved Rule 10b5-1 plan) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when you are in possession of material non-public information. CervoMed strongly discourages placing standing or limit orders on CervoMed securities.

10.

Rule 10b5-1 Plans. Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability. To be eligible for this defense, an insider may enter into a “Rule 10b5-1 plan” for transactions in CervoMed securities. If the plan meets the requirements of Rule 10b5-1, transactions in CervoMed securities may occur without regard to certain insider trading restrictions. Insiders must obtain from the Compliance Officer prior approval of any Rule 10b5-1 plan covering transactions in CervoMed securities in compliance with Rule 10b5-1 (in which case all transactions in CervoMed securities made under the plan will not need any further approval by the Compliance Officer).

11.

Exceptions. The prohibitions and restrictions set forth in this policy do not apply to bona fide gifts of CervoMed securities or purchases of CervoMed securities directly from the company, such as upon the cash exercise of stock options or the cashless exercise of stock options using previously acquired shares of CervoMed that are surrendered to CervoMed or a “net exercise” method (as opposed to a broker-assisted cashless exercise). However, CervoMed personnel may alter their instructions regarding the purchase of CervoMed securities in such plans while in the possession of material non-public information and the trading prohibitions and restrictions of this policy apply to any subsequent or related sales of CervoMed securities so acquired (including broker-assisted option exercises). The trading prohibitions and restrictions set forth in this policy also do not apply to the exercise of a tax withholding right pursuant to which a person has elected to have CervoMed withhold shares subject to an option or other equity incentive award to satisfy tax withholding requirements. The trading prohibitions do apply to sales of shares of CervoMed that are acquired upon exercise of a stock option. The trading prohibitions and restrictions set forth in this policy do not apply to purchases or sales of CervoMed securities pursuant to a Rule 10b5-1 trading plan previously approved by the Compliance Officer.

12.	Additional Requirements. CervoMed, at any time, may impose additional trading requirements to carry out the purpose and intent of this policy or to comply with applicable laws.

COMPLIANCE OFFICER

CervoMed has designated its Chief Financial Officer as its Compliance Officer for purposes of this policy (the “Compliance Officer”), and in his absence, the Chief Executive Officer or another individual designated by the Compliance Officer. The Compliance Officer will review, consult with securities law counsel (if necessary), and either approve or prohibit transactions in CervoMed securities by insiders or other individuals and proposed Rule 10b5-1 plans in accordance with the procedures set forth in this policy. If you have any questions regarding Company stock or a proposed transaction therein, you should contact the Compliance Officer.

In addition to the approval duties described above, the duties of the Compliance Officer will include the following:

1.	Administering this policy and monitoring and enforcing compliance with all policy provisions and procedures.

2.	Responding to all inquiries relating to this policy and its procedures.

3.	Determine which employees and other CervoMed personnel, in addition to directors and executive officers, are subject to quarterly blackout periods.

4.

Designating and announcing event-specific trading blackout periods during which directors, officers and certain other individuals designated by the Compliance Officer may not trade in CervoMed securities and determining which CervoMed personnel, in addition to directors and officers, would be subject to an event-specific trading blackout period.

5.

Providing copies of this policy and other appropriate materials to all current and new directors, officers, employees and consultants whose services with CervoMed bring them into contact with confidential information, and such other persons who the Compliance Officer determines have access to material non-public information concerning CervoMed.

6.

Administering, monitoring and enforcing compliance with all federal, state and foreign insider trading laws and regulations, including without limitation Sections 10(b), 16, 20A, 20 and 21A of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, and Rule 144 under the Securities Act of 1933; and assisting in the preparation and filing of all required SEC reports relating to insider trading in CervoMed securities, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.

7.	Revising the policy as necessary to reflect changes in federal, state or foreign insider trading laws and regulations.

8.

Maintaining as company records originals or copies of all documents required by the provisions of this policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.

All determinations and interpretations by the Compliance Officer will be final and not subject to further review.

POST-TERMINATION TRANSACTIONS

Portions of this policy continue to apply even after the employment or service relationship of a director, officer, employee or consultant with CervoMed has terminated. The confidentiality obligations in this policy survive indefinitely. If a former director, officer, employee or consultant is aware of material non-public information when his or her employment or service relationship with CervoMed terminates, such individual (and his or her immediate family members, other household members and controlled entities) may not trade in CervoMed securities until that information has become public or is no longer material.

INDIVIDUAL RESPONSIBILITY

Every person subject to this policy has an individual responsibility to comply with this policy, regardless of whether CervoMed has imposed a blackout period. Any action on the part of CervoMed, the Compliance Officer or any other employee or director pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by CervoMed for any conduct prohibited by this policy or applicable securities laws. The guidelines set forth in this policy are guidelines only, and appropriate judgment should be exercised in connection with any trade in CervoMed securities. An individual may, from time to time, have to forego a proposed trade in CervoMed’s securities even if he or she planned to make the transaction before learning of material non-public information and even though the individual believes he or she may suffer an economic loss or forego anticipated profit by waiting.

COMPANY ASSISTANCE

Any questions regarding this policy or requests for assistance in complying with it should be directed to the Compliance Officer in advance of any transactions in CervoMed securities. To assist you with understanding this policy, we have attached to this policy frequently asked questions about insider trading.

ACKNOWLEDGEMENT AND REVISION

Every CervoMed director, officer, employee and consultant subject to this policy must acknowledge their receipt, review and understanding of this policy.

This policy is dated January 22, 2018 and supersedes any previous policy of CervoMed concerning insider trading. CervoMed reserves the right to revise or otherwise update this policy as it deems necessary.

Originally Adopted: January 22, 2018

Last Amended: August 16, 2023

* * * * *

CERVOMED INC.

AMENDED AND RESTATED INSIDER TRADING POLICY CERTIFICATION

To:	CervoMed Inc.

I hereby acknowledge my receipt, review and understanding of the terms of the Amended & Restated Insider Trading Policy of CervoMed Inc. I hereby agree to comply with the specific requirements of the policy in all respects during my employment or other service relationship with CervoMed. I understand that my failure to comply in all respects with the policy is a basis for termination of my employment or other service relationship with CervoMed.

Signature:	Date:

Exhibit A

FREQUENTLY ASKED QUESTIONS ABOUT

INSIDER TRADING

What is insider trading?

If you know material confidential information about a public company and you trade on that information or tip others about it before the information is released publicly, you have committed an insider trading violation. Material confidential (i.e., non-public) information is news that a reasonable investor would likely consider important in making a decision to buy, sell or hold securities or news that would reasonably be expected to affect a company’s stock price, such as knowledge of a takeover, financial results better or worse than expected, an offering of additional securities or progress in or significant positive or negative clinical trial results with respect to proposed products. Insider trading violates the fundamental principles of free and fair capital markets, because the trader has used special inside information that the person who sold or bought the stock did not possess.

What is tipping?

Tipping is telling someone material confidential information about a public company. The person who is told the inside information must know or have reason to believe that the tipper is breaching a duty of confidentiality in disclosing the information. It does not matter if you only pass on the information and do not trade for yourself. When you tip someone (including but not limited to a relative, a friend or an acquaintance) to buy stock or other securities based on inside information, you may be liable.

Don’t you have to be an “insider” to commit insider trading?

No. Insider trading refers to anyone who trades on inside information about an important company development. It does not require that the person be a company insider, employee or executive.

What can I tell friends and family about CervoMed?

You can talk about developments included in CervoMed’s annual, quarterly and other filings with the SEC, disclosed in news releases or otherwise publicly disclosed by CervoMed. As for other news, you may not disclose any non-public information that you learned on the job. Not only may this be a tipping violation under the insider trading laws, but CervoMed has a broader corporate interest in preserving the confidentiality of its proprietary information and developments. If you know information about CervoMed or about any other company you learned through your employment or other service relationship with CervoMed that is not public, then do not discuss it.

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If I know something important about CervoMed or another company, when can I use that information to trade?

You should check with the Compliance Officer before trading whenever you have material confidential information that has not been publicly disclosed. An insider trading investigation by the SEC is a very expensive and time-consuming affair. Avoid even the appearance of impropriety in your securities transactions.

Our policy is to wait two full trading days after the public announcement of the news before using that information in any stock transaction. Keep sensitive corporate information to yourself. When in doubt about whether you know material confidential information, do not trade on it.

What are the civil penalties for insider trading?

Anyone found liable for trading on inside information must pay the government an amount equal to any profit made or loss avoided and may also face a monetary penalty of up to three times this amount. Persons found liable for tipping inside information, even if they did not trade themselves, could pay a penalty of up to three times the amount of the profit gained or the loss avoided by everyone in the line of tippees. In addition, if the actual traders cannot pay the disgorgement, the tippee may be responsible for this amount.

Under controlling person liability (discussed below), the company and the managers who supervise the violator can face penalties as high as $1 million or three times the profit gained or loss avoided, whichever is greater. In addition to these monetary penalties, the negative publicity and embarrassment of an insider trading investigation, even if it does not result in any formal charges, will hurt the company’s business and image.

What are the criminal penalties for insider trading?

Individuals who violate the insider trading laws face up to 20 years in prison and fines up to

$5 million. Corporations that violate the insider trading laws face penalties up to $25 million. In addition, violators are usually charged with mail and wire fraud, possibly with tax evasion and obstruction of justice.

Will the SEC really investigate small insider trading violations?

When irregular trading activity is detected in a company’s stock, all transactions made during the time period under review are scrutinized. The SEC has brought cases against people who made small profits, less than $400 in one case.

What is “controlling person” liability?

The regulations define a “controlling person” to include the company that employed, and the person who managed, the violator. If an employee violates the insider trading laws, that person’s employer and supervisor may face penalties for the employee’s violation of up to the greater of three times the profit gained or loss avoided or $1 million. Private insider trading lawsuits may also be brought against both violators and controlling persons for the damage suffered by traders who bought stock from or sold stock to a person with inside information.

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The SEC must prove that the controlling person (1) knew or recklessly disregarded the fact that the employee was likely to engage in an insider trading violation; and (2) failed to take “appropriate” steps to prevent it.

Are my stock trading records confidential?

No. Brokerage firms must turn over customer records upon a request from the SEC and the exchanges on which the firms are members. Thus the SEC can determine who bought stock during a given period of market irregularity and can reconstruct your trading history if it knows the brokerage firms you use.

Can the SEC get all of my personal records during an investigation?

Probably. Once the SEC or United States Department of Justice has subpoena power, it will be very difficult for you to convince a court that they should not see your phone records, e-mail correspondence, text or instant messages, address books, bank statements and so forth.

Can I receive a bounty for providing information about someone who trades on inside information?

Yes. The SEC may award a bounty to any person who provides information leading to a civil penalty against an inside trader, tipper or controlling person.

Does it matter whether the person who violates the insider trading laws lives outside the United States?

No. The SEC has reciprocal agreements with many countries which give the SEC access to and subpoena power over people located overseas who violate U.S. securities laws. Although it can be more difficult to prosecute someone located in a country with bank secrecy laws that does not cooperate with the SEC, this will not deter the SEC from taking all appropriate steps to investigate alleged insider.

What is an “immediate family member?”

An immediate family member means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter- in-law, brother-in-law, or sister-in-law, and includes adoptive relationships. Only immediate family members of an insider who live in the same household as the insider or whose transactions in CervoMed securities are directed by the insider or are subject to the influence or control of the insider are covered under CervoMed’s insider trading policy.

What is a “controlled entity?”

A controlled entity for purposes of the policy is an entity that you influence or control, including any corporations, partnerships or trusts. Transactions in CervoMed securities by controlled entities should be treated for purpose of this policy and applicable securities laws as if they were for your own account.

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